Exhibit 10.4

EMPLOYMENT AGREEMENT

BY AND BETWEEN

ALARION BANK

AND

ROBERT L. PAGE

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of this 9th day of January, 2008, by and between Alarion Bank (“Bank” or “Employer”) and Robert L. Page (“Employee”). Employer and Employee are collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, Employer wishes to retain Employee as its County President, Alachua County to perform the duties and responsibilities as are described in this Agreement and as the Employer’s Board of Directors (“Board”) and/or President and Chief Executive Officer may assign to Employee from time to time; and

WHEREAS, Employee desires to become employed by the Employer and to serve as the Employer’s County Executive, Executive Vice President in accordance with the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto represent, warrant, undertake, covenant and agree as follows:

OPERATIVE TERMS

1. Employment and Term. Employer shall employ Employee pursuant to the terms of this Agreement to perform the services specified in Section 2 herein. The initial term of employment shall be for a period of two years, commencing on January 9, 2008 (“Effective Date”). On the first, and each subsequent, anniversary, this Agreement shall be automatically extended for one additional year until the end of the 10th year of this Agreement, at which time, the Agreement shall terminate, unless the Bank and Employee agree in writing to further extend the Agreement. Either Party may, however, terminate such renewals of this Agreement by giving the other Party written notice of its intent not to renew 30 days prior to any renewal is to take effect.

The Board shall, on an annual basis, not later than 45 days before the end of each year, review Employee’s performance and this Agreement to determine if the Agreement’s renewals should be continued. The Board’s decision shall be included in its meeting minutes and Employee shall not be present for this annual review.

2. Position, Responsibilities and Duties. During the term of this Agreement, Employee shall devote all of his working time, attention, skill and best efforts to accomplish and faithfully perform all of the duties assigned to Employee on a full-time basis. Employee shall, at all times, conduct himself in a manner that will reflect positively upon the Employer. Employee shall obtain such licenses, certificates, accreditations and professional memberships and designations as the Employer may reasonably require. Employee shall join and maintain memberships in such social and civic organizations as the Employer’s Board may deem appropriate to foster the Employer’s contacts and business network in the community. Employee shall notify Employer prior to any significant participation by him in any trade association or similar organization. Employee shall also have the specific duties prescribed in Schedule A.

3. Compensation. During the term of this Agreement, Employee shall be compensated as described in Schedule B.

4. Payment of Business Expenses. Employee is authorized to incur reasonable expenses in performing his duties hereunder. Employer will reimburse Employee for authorized expenses, according to the Employer’s standard practices, promptly after Employee’s presentation of an itemized account of such expenditures.

5. Illness or Incapacity.

(a) Duration: Employee shall be paid his full Base Salary for any period of his illness or incapacity; provided that such illness or incapacity does not render Employee unable to perform his duties under this Agreement for a period longer than three consecutive months. At the end of such three-month period, Employer may terminate Employee’s employment and this Agreement, as provided as provided by Section 6(b).

(b) Continuation of Coverages: Notwithstanding any contrary provision herein, following any termination of Employee’s employment and this Agreement pursuant to Section 5(a), Employer will continue any other life, health and disability coverages for Employee substantially identical to the coverages maintained prior to Employee’s termination, until the earlier of

(i)	Employee’s full time employment by another Person;

(ii)	one year after the date of such termination (with the exception of any disability insurance coverage in place, which shall be governed by the terms of such policy); or

(iii)	the date of Employee’s death.

6. Termination.

(a) Death: This Agreement shall immediately terminate upon Employee’s death, in which instance Employer shall pay to Employee’s estate any compensation accrued, but not yet paid.

(b) Termination for Cause: The Employer, at the sole discretion of the Board of Directors shall have the right, at any time, upon written notice of termination satisfying the requirements of Section 8 herein, to terminate Employee’s employment provided that unless the termination is for a “Cause” the employee shall be compensated in accordance with the terms ser forth in paragraph (c) below. A termination for Cause shall be effective on the date of a notice of termination. For the purpose of this Agreement, termination for “Cause” shall mean termination for an egregious violation of banking or business standards, breach of fiduciary duty, failure to substantially perform the duties stated in this Agreement, violation of any law, rule or regulation (other than minor traffic violations or similar offenses), violation of a final cease-and-desist order, illness or incapacity for a period of longer than three months (as contemplated by Section 5), or personal default on indebtedness which is not corrected within 30 days from the date of default. In the event Employee is terminated for Cause, Employee shall have no right to compensation or other benefits for any period after such date of termination, other than compensation which was accrued, but not yet paid, with the exception of any benefits received pursuant to Section 5(b).

(c) Other Termination by Employer: If Employee is terminated by Employer other than for Cause, Employee’s right to severance benefits under this Agreement shall be as set forth in Section 6 (g) and (h) herein.

(d) Change in Control: A “Change in Control” of the Employer shall mean the first to occur of any one or more of the following:

(i)	any transaction, whether by merger, consolidation, asset sale, recapitalization, reorganization, combination, stock purchase, tender offer, reverse stock split, or otherwise, which results in the acquisition of, or beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any Person or any group of Persons acting in concert, of 50% or more of the outstanding shares of common stock of Alarion Financial Services, Inc. (hereinafter referred to as “BHC”), or

(ii)	the sale of all or substantially all of the assets of BHC or Employer; or

(iii)	the liquidation of BHC or Employer or a material amount of BHC’s or Employer’s assets; or

(iv)	the takeover or control of all or substantially all of the operations of BHC or Employer, through any of the means specified above.

In the event of a Change in Control, Employer shall pay to Employee a sum equal to 12 months of Base Salary at the time of Change in Control as a reward for past performance, the sum shall be paid in one payment within 10 days of such Change in Control. Employee shall have the right to terminate his employment by giving notice within six months of such Change in Control. In such event, Employer, or its acquirer or successor, shall pay to Employee a sum equal to 12 months of Base Salary (as defined in Schedule B). At the option of Employer, or its acquirer or successor, the sum may be paid in one payment within 10 days of such termination or, at the option of Employer, or its acquirer or successor, by continuing to pay Employee as though he were still an employee for a total of 12 months in the same manner as all other employees of the Bank, its acquirer or successor. Any such payments shall be made only upon Employee executing a full release in favor of Employer for any potential claims related to this Agreement and the employment of Employee by Employer.

(e) Termination for Good Reason: Employee may terminate his employment hereunder for Good Reason by delivering a notice of termination (as defined in Section 8). For purposes of this Agreement, “Good Reason” shall mean a failure by the Bank to comply with any material provision of this Agreement, which failure has not been cured within 15 business days after a notice of such noncompliance has been given by Employee to the Bank; reduction in Base Salary; the assignment to Employee of any duties inconsistent with Employee’s position, duties, responsibilities and status with the Bank; or the transfer of Employee to any location outside of Alachua or Marion County, Florida. In the event Employee terminates his employment for Good Reason, he shall be entitled to severance benefits as set forth in Section 6(g) and (h).

(f) Termination by Employee: Employee may terminate his employment hereunder and this Agreement for any reason, by providing a notice of termination (as defined in Section 8). In such event, Employee shall have no right to compensation or other benefits after the date of termination, except for accrued but unpaid compensation.

(g) Severance Payment: If Employee is entitled to severance benefits under Sections 6(c) or (e), Employee shall be paid, as severance, 12 months’ Base Salary (as defined in Schedule B). At the option of Employer or its acquirer or successor, the sum may be paid in one payment within 10 days of such termination or, at the option of Employer, by continuing to pay Employee as though he were still an employee for a total of 12 months in the same manner as all other employees of the Bank. Any such payments shall be made only upon Employee executing a full release in favor of Employer for any potential claims related to this Agreement and the employment of Employee by Employer.

(h) Additional Severance Benefits: If Employee is entitled to severance benefits under Section 6(c) or (e), Employer shall maintain in full force and effect, for the continued benefit of Employee any Employee benefit plans and programs in which Employee was entitled to participate immediately prior to the date of termination for the shorter of:

(i)	twelve months; or

(ii)	the period of time ending on the date Employee becomes eligible for participation in a comparable plan provided by another employer; provided, however, that Employee’s continued participation is possible under the general terms and provisions of such plans and programs.

7. Regulatory Provisions. Employer and Employee acknowledge that the laws and regulations governing the Parties require that the employment of Employee be governed by certain standards contained in those laws and regulations. To that end, the Parties agree to be bound by the following provisions:

(a) Suspension/Temporary Prohibition: If Employee is suspended and/or temporarily prohibited from participating in the conduct and affairs of the Bank as a result of a notice served under Section 8(e) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §1818 [e][3] and [g][1]) the Bank’s obligations under this Agreement shall be suspended as of the date of such service unless stayed by appropriate proceedings. If the charges and the notice are dismissed, the Bank may in its discretion:

(i)	pay Employee all or part of his compensation withheld while the obligations under this Agreement are suspended; and

(ii)	reinstate (in whole or part) any of the Bank’s obligations which were suspended.

(b) Permanent Prohibition: If Employee is removed and/or permanently prohibited from participating in the conduct and affairs of the Bank as a result of an Order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §1818[e][4] or [g][1]), all of the Bank’s obligations under this Agreement shall terminate as of the effective date of the order, but Employee’s vested rights, if any shall not be affected.

(c) Default Under FDIA: If the Bank is in default (as defined in Section 3[x][1] of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this subsection of this Agreement shall not affect Employee’s vested rights if any.

(d) Regulatory Termination: All obligations under this Agreement shall be terminated, except to the extent that a determination has been made that continuation of this Agreement is necessary for continued operation of the Bank:

(i)	by the Director or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank’s under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or

(ii)	by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank, or when the Bank’s determined by the Director to be in unsafe or unsound condition.

Any of Employee’s rights that have already vested, however, shall not be affected by the provisions of this Section 7. For purposes of this Subsection of the Agreement, the term “Director” shall mean the Director of the Federal Deposit Insurance Corporation.

8. Notice of Termination.

(a) Specificity: Any termination of Employee’s employment by Employer or by Employee shall be communicated by written notice of termination to the other Party. For purposes of this Agreement, a “notice of termination” shall mean a dated notice, which shall: (i) indicate the specific relevant termination provision in the Agreement; (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision; and (iii) set forth the date of termination, which shall be not less than 30 days nor more than 45 days after such notice of termination is given, unless another Section of the Agreement requires or permits a different effective date.

(b) Delivery of Notices: All notices or resignations given or required to be given herein shall be in writing, sent by United States first-class certified or registered mail, postage prepaid, by way of overnight carrier, or by hand delivery. If to Employee (or to Employee’s spouse or estate upon Employee’s death) notice shall be sent to Employee’s last-known address, and if to Employer, notice shall be sent to the Employer’s corporate headquarters. All such notices shall be effective five days after having been deposited in the mail if sent via first-class certified or registered mail, or upon delivery if by hand delivery or if sent via overnight carrier. Either Party, by notice in writing, may change or designate the place for receipt of all such notices.

9. Post Termination Obligations. Employer shall pay to Employee such payments and benefits as are required pursuant to this Agreement; provided, however, any such payments shall be subject to Employee’s post-termination cooperation. Such cooperation shall include the following:

(a) Employee shall furnish such information and assistance as may be reasonably required by Employer in connection with any litigation or settlement of any dispute between Employer and a customer or other third parties (including without limitation serving as a witness in court or other proceedings);

(b) Employee shall provide such information or assistance to Employer in connection with any regulatory examination by any state or federal regulatory agency;

(c) Employee shall keep Employer’s trade secrets and other proprietary or confidential information secret to the fullest extent practicable, subject to compliance with all applicable laws;

(d) Employee shall return all Employer’s property, including, but not limited to, keys, credit cards, manuals and other written materials;

(e) Employee shall execute a full release of all potential claims related to this Agreement or to Employee’s employment with the Employer in favor of the Employer.

Upon submission of proper receipts, Employer shall promptly reimburse Employee for any reasonable expenses incurred by Employee in complying with the provisions of this Section.

10. Indebtedness. If during the term of this Agreement, Employee becomes indebted to Employer for any reason, Employer may, at its election, set off and collect any sums due Employee out of any amounts which Employer may owe Employee pursuant to the terms of this Agreement. Furthermore, upon the termination of this Agreement, all sums owed to Employer by Employee shall become immediately due and payable. Employee shall pay all expenses and Attorneys’ Fees actually or necessarily incurred by Employer in connection with any collection proceeding for Employee’s indebtedness. Notwithstanding any of the foregoing, any indebtedness to Employer secured by a mortgage on Employee’s residence shall not be subject to the foregoing provisions, but shall be governed by the loan documents evidencing such indebtedness.

11. Maintenance of Trade Secrets and Confidential Information. Employee shall use his best efforts and utmost diligence to guard and protect all of the Employer’s trade secrets and confidential information. Employee shall not, either during the term, or after termination, of this Agreement, for whatever reason, use in any capacity, or divulge or disclose in any manner, to any Person, the identity of Employer’s customers, methods of operation, marketing or promotional methods, processes, techniques, systems, formulas, programs, trade secrets or other confidential information relating to Employer’s business. Upon termination of this Agreement or Employee’s employment, for any reason, Employee shall immediately return and deliver to Employer all records and papers and all materials which bear employment trade secrets or confidential information.

12. Competitive Activities.

(a) Limitation on Outside Activities: Employee agrees that during the term of this Agreement, except with the express consent of the Board, Employee will not, directly or indirectly, engage in, participate in, become a director of, render advisory or other services to, become employed by, or make any financial investment in any firm, corporation, business entity or business enterprise competitive with or to any business of Employer. Notwithstanding the foregoing, Employee shall not be precluded or prohibited from owning passive investments, including investments in the securities of other financial institutions. Employee, however, shall be prohibited from making any investments or commitments of time, accepting any positions or participating in any activities which cause Employee to devote time to such investments, commitments, positions or activities which interfere with Employee’s position with, and obligations, to the Bank.

(b) Agreement Not to Compete: Employee acknowledges that by virtue of his employment with Employer, Employee will acquire an intimate knowledge of the activities and affairs of the Bank, including trade secrets and other confidential matters. Employee, therefore, agrees that during the term of this Agreement, and for a period of one year following the termination of Employee’s employment hereunder, Employee shall not become employed, directly or indirectly, whether as an employee, independent contractor, consultant, or otherwise, with any federally-insured financial institution, financial holding company, bank holding company, or other financial services provider operating, or intending to operate in Alachua or Marion Counties, Florida, or with any Person whose intent it is to organize another such company or entity to be operated within a radius of 30 miles of any Alarion Bank’s operating office in existence at the time that the employee leaves the employment of the Bank.

Employee further agrees that for a period of one year following the termination of Employee’s employment hereunder for any reason, Employee shall not directly or indirectly solicit the business of any then current customer of the Bank to offer products or services that the Bank offer at the time of termination of this agreement, regardless of whether or not Employee was responsible for generating such customer’s business for the Bank. This restriction shall apply to both loan customers and depositors of the Bank.

Employee hereby agrees that the duration of the anti-competitive covenant set forth herein is reasonable, and that its geographic scope is not unduly restrictive.

13. Remedies for Breach.

(a) Arbitration: The Parties agree that, except for the specific remedies for Injunctive Relief as contained in Section 13(b), herein, any controversy or claim arising out of or relating to this Agreement, or any breach thereof, including, without limitation, any claim that this Agreement or any portion thereof is invalid, illegal or otherwise voidable, shall be submitted to binding arbitration before and in accordance with the Rules of the American Arbitration Association. Judgment upon the determination and/or award of such arbitrator may be entered in any court having jurisdiction thereof; provided, however, that this clause shall not be construed to permit the award of punitive damages to either Party. The prevailing Party to said arbitration shall be entitled to an award of reasonable Attorneys’ Fees. The venue for arbitration shall be in Alachua or Marion Counties, Florida.

(b) Injunctive Relief. The Parties acknowledge and agree that the services to be performed by Employee are special and unique and that money damages cannot fully compensate Employer in the event of Employee’s violation of the provisions of Sections 11 and 12 of this Agreement. Thus, in the event of a breach of any of the provisions of such Section(s), Employee agrees that Employer, upon application to a court of competent jurisdiction, shall be entitled to an injunction restraining Employee from any further breach of the terms and provision of such Section(s). Should Employer prevail in an action seeking such an injunction, Employee shall pay all costs and Attorneys’ Fees incurred by Employer in and relating to obtaining such injunction. Employee’s sole remedy, in the event of the wrongful entry of such injunction, shall be the dissolution of such injunction and recovery of Attorneys’ Fees. Employee hereby waives any and all claims for damages by reason of the wrongful issuance of any such injunction.

(c) Cumulative Remedies: Notwithstanding any other provision of this Agreement, the injunctive relief described in Section 13(b) herein and all other remedies provided for in this Agreement which are available to Employer as a result of Employee’s breach of this Agreement, are in addition to and shall not limit any and all remedies existing at law or in equity which may also be available to Employer.

14. Attorneys’ Fees. In the event that any claim or controversy hereunder is the subject of any litigation or arbitration between the Parties, the prevailing Party shall be entitled to an award of all reasonable costs, including Attorneys’ Fees.

15. Miscellaneous.

(a) Amendment of Agreement: Unless as otherwise provided herein, this Agreement may not be modified or amended except in writing signed by the Parties.

(b) Certain Definitions: For purposes of this Agreement, the following terms whenever capitalized herein shall have the following meanings:

(i)	“Person” shall mean any natural person, corporation, partnership (general or limited), trust, association or any other business entity.

(ii)	“Attorneys’ Fees” shall include the reasonable legal fees and disbursements charged by attorneys and their related travel and lodging expenses, court costs, paralegal fees, etc. incurred in arbitration, mediation, settlement negotiations, discovery, trial, appeal or bankruptcy proceedings.

(c) Headings for Reference Only: The headings of the Sections and the Subsections herein are included solely for convenient reference and shall not control the meaning of the interpretation of any of the provisions of this Agreement.

(d) Governing Law/Jurisdiction: This Agreement shall be construed in accordance with and governed by the laws of the State of Florida. Any litigation involving the Parties and their rights and obligations hereunder shall be brought in the appropriate court in Alachua or Marion Counties, Florida.

(e) Severability: If any of the provisions of this Agreement shall be held invalid for any reason, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect in accordance with the remainder of its terms.

(f) Entire Agreement: This Agreement and all other documents incorporated or referred to herein, contain the entire agreement of the Parties and there are no representations, inducements or other provisions other than those expressed in writing herein. No modification, waiver or discharge of any provision or any breach of this Agreement shall be effective unless it is in writing signed by both Parties. A Party’s waiver of the other Party’s breach of any provision of this Agreement, shall not operate, or be construed, as a waiver of any subsequent breach of that provision or of any other provision of this Agreement.

(g) Waiver: No course of conduct by Employer or Employee nor any delay or omission of Employer or Employee to exercise any right or power given under this Agreement shall: (i) impair the subsequent exercise of any right or power; or (ii) be construed to be a waiver of any default or any acquiescence in, or consent to, the curing of any default while any other default shall continue to exist, or be construed to be a waiver of such continuing default or of any other right or power that shall theretofore have arisen. Any power and/or remedy granted by law or by this Agreement to any Party hereto may be exercised from time to time, and as often as may be deemed expedient. All such rights and powers shall be cumulative to the fullest extent permitted by law.

(h) Pronouns: As used herein, words in the singular include the plural, and the masculine include the feminine and neuter gender, as appropriate.

(i) Recitals: The Recitals set forth at the beginning of this Agreement shall be deemed to be incorporated into this Agreement by this reference as if fully set forth herein, and this Agreement shall be interpreted with reference to and in light of such Recitals.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

EMPLOYEE	ALARION BANK

/s/ Robert L. Page	By:	/s/ Loralee Miller
Robert L. Page		Loralee Miller
Chairman of the Board

SCHEDULE A

Employee shall serve as the Bank’s County President, Alachua County, through election by the Board. In such capacity, Employee shall use his best efforts to perform the duties and responsibilities enumerated in this Agreement and any other duties assigned to Employee by the President and Chief Executive Officer and/or the Board and to utilize and develop contacts and customers to enhance the business of the Bank. Specifically, Employee shall devote his full business time and attention and use his best efforts to accomplish and fulfill the following duties and responsibilities, as well as other duties assigned to Employee from time to time by the Board:

(i)	help the CEO to build and maintain a high quality management team;

(ii)	help the CEO to build and oversee the management of the Bank’s branch network;

(iii)	manage Bank personnel and ensure adequate management and employee training is provided;

(iv)	serve on such committees as appointed by the Board from time to time;

(v)	keep the Board and the President and Chief Executive Officer informed of important developments concerning the Bank, industry developments and regulatory initiatives affecting the Bank;

(vi)	supervise all lending and assist in proper underwriting, servicing and loan resolution;

(vii)	establish and implement marketing efforts to increase the business of the Bank;

(viii)	coordinate with the CEO and with the Bank’s attorneys and accountants and other service providers to the extent necessary to further the business of the Bank, keeping in compliance with government laws and regulations and otherwise keeping the Bank in as good a financial and legal posture as possible; and

(ix)	maintain adequate expense records of Employee’s activities on the Bank’s behalf.

The performance by Employee of all duties outlined in this Schedule A shall be reviewed on an annual basis as provided in Section 1 of the Agreement.

SCHEDULE B

COMPENSATION

1. Base Salary: Employee shall receive an annual salary of $130,000 beginning on January 9, 2008 (the “Base Salary”).

Employer may adjust the Base Salary from time to time based upon the Board’s evaluation of Employee’s performance. In no event, however, will the Base Salary be reduced without Employee’s written concurrence.

2. Performance Bonuses: Employee may receive an annual Performance Bonus at the discretion of the Board which shall not exceed 30% of the Base Salary.

3. Vacation: Employee is entitled to four weeks paid vacation time per year on a noncumulative basis.

4. Medical Benefits and Other Plans: Employee shall be permitted to participate in all medical and healthcare benefit plans provided by the Bank to its officers. Employee shall also be permitted to participate in all other benefit plans offered to Bank officers.

5. Continuing Education: Employer will reimburse Employee for admission or attendance fees for pre-approved educational meetings or seminars offered by such organizations as the Florida Bankers Association.

6. Options granted: Employee will be granted 5,000 Options as a reward for past year performance and 5,000 Options will be granted for signing the Employment Agreement.